EXHIBIT 12.1

                      Ratio of Earnings to Fixed Charges
                          (in Thousands of Dollars)

                                                                        Partnerships Combined
                                                     _______________________________________________________________________________
                                                                                                                  Three Months Ended
                                                                        Year Ended December 31,                        March 31,
                                                     _______________________________________________________________________________
                                                      1993        1994        1995       1996        1997         1997       1998
Earnings to Fixed Charges

Pre-tax income from continuing operations           (1,261)     (2,979)     26,857     9,924       36,673        13,052       12,931
Plus:
  Fixed charges
           Interest expense (debt and energy bank)  46,244      49,744      67,587    69,516       65,108        16,298       16,065
           Amorization of debt issuance costs        2,599       2,333       2,305     2,373        2,163           559           69
           1/3 Lease expense and equipment rental      138         149         108       122          126            32           47
                                                    ________________________________________________________________________________
                      Total fixed charges           48,981      52,226      70,000    72,011       67,397        16,889       16,181

Total earnings                                      47,720      49,247      96,857    81,935      104,070        29,941       29,112

Earnings to Fixed Charge Ratio                           _ (1)       _ (1)    1.38      1.14         1.54          1.77         1.80
                                                    ================================================================================

                                                               NE LP Pro Forma              NE LP                 NE LP Pro Forma
                                                     _______________________________________________________________________________

                                                                                     Three Months Ended          Three Months Ended
                                                     Year Ended December 31,               March 31,                   March 31,
                                                     _______________________________________________________________________________
                                                                1997                         1998                       1998
Earnings to Fixed Charges

Pre-tax income from continuing operations                         (6,194)                       7,626                     7,168
Plus:
  Fixed charges
           Interest expense (debt and energy bank)                82,686                       15,763                    20,460
           Amorization of debt issuance costs                        605                           72                       151
           1/3 Lease expense and equipment rental                    126                           47                        47
                                                    ________________________________________________________________________________
                      Total fixed charges                         83,417                       15,882                    20,658

Total earnings                                                    77,223                       23,508                    27,826

Earnings to Fixed Charge Ratio                                         _ (1)                     1.48                      1.35
                                                    ================================================================================

                                                     ESI Tractebel Acquisition  ESI Tractebel Acquisition ESI Tractebel Acquisition
                                                           Pro Forma                                                Pro Forma
                                                     _______________________________________________________________________________
                                                                                    Three Months Ended         Three Months Ended
                                                     Year Ended December 31,              March 31,                  March 31,
                                                     _______________________________________________________________________________
                                                                1997                        1998                        1998
Earnings to Fixed Charges

Pre-tax income from continuing operations                             14                        2                          4
Plus:
  Fixed charges
           Interest expense (debt and energy bank)                17,564                    2,049                      4,391
           Amorization of debt issuance costs                          _                        _                          _
           1/3 Lease expense and equipment rental                      _                        _                          _
                                                    ________________________________________________________________________________
                      Total fixed charges                         17,564                    2,049                      4,391

Total earnings                                                    17,578                    2,051                      4,395

Earnings to Fixed Charge Ratio                                      1.00                     1.00                       1.00
                                                    ================================================================================

(1) The Partnerships' earnings for 1993 and 1994 and NE LP's Pro Forma earnings for 1997 were inadequate to cover fixed charges. The coverage deficiencies during 1993, 1994 and NE LP Pro Forma 1997 are $1.261 million, $2.979 million and $6.194 million, respectively.